Exhibit 99.9

AVOCENT CORPORATION

COMMENTS BY MANAGEMENT ON FINANCIAL RESULTS

FOR THE QUARTER ENDED MARCH 28, 2008

AND EXPECTATIONS FOR THE SECOND QUARTER OF 2008

Concurrently with the filing of these comments, Avocent Corporation has issued a press release containing financial information for the first quarter ended March 28, 2008. The following commentary should be read in conjunction with that press release, including its financial tables and disclosure regarding the use of non-GAAP financial measures and their reconciliation to GAAP.

Financial Results for the First Quarter of 2008

We achieved $141.4 million in revenue in the first quarter of 2008, an increase of 5.6% from the first quarter of 2007. This year-over-year increase is due primarily to a 9.1% increase in sales of our branded products, offset partially by a 0.8% decline in sales of our OEM products, primarily within North America. Branded sales increased within all geographies with the largest increases in EMEA and Asia of approximately 19% each. As anticipated, OEM sales decreased in the Americas by approximately 11%, offset mostly by sales increases in EMEA and Asia of 10% and 8%.

Business Unit Revenue

Management Systems recorded revenue of $107.7 million in the first quarter of 2008, compared to $105.1 million in the first quarter of 2007. Revenue from the sale of KVM products was approximately $78.9 million, revenue from serial products was approximately $12.7 million, and revenue from our embedded software and solutions was approximately $8.3 million in the first quarter of 2008. This compares to revenue for the first quarter of 2007 of $80.7 million from KVM products, $11.3 million from serial products, and $7.6 million from our embedded software and solutions. The decline in KVM was primarily attributable to the slower OEM sales we experienced in the U.S, as well as pricing declines on some of our older analog products.

LANDesk revenue increased 22% to $29.2 million in the first quarter of 2008 from $23.9 million in the first quarter of 2007. The increase was primarily due to new license sales of the LANDesk Management Suite and new subscriptions of the LANDesk Security Suite. LDMS products grew to $16.7 million in the first quarter of 2008 from $13.3 million in the first quarter of 2007. Security products were $6.3 million of LANDesk revenue for the first quarter of 2008 versus $5.6 million in the first quarter of 2007. Additionally, bookings increased 33% from the first quarter of 2007 to $32.2 million in the first quarter of 2008.

Revenue for Connectivity and Control declined from $4.0 million in the first quarter of 2007 to $3.7 million in the first quarter of 2008. As mentioned in the fourth quarter earnings call, we dissolved Desktop Solutions and absorbed certain parts of its technology, as well as portions of its R&D and marketing teams, into Management Systems during the first quarter of 2008.

GAAP basis revenue was $141.4 million for the first quarter 2008 compared to $133.2 million in the first quarter of 2007. Operational revenue for the first quarter of 2007 included $781,000 from the amortization of the LANDesk deferred revenue purchase accounting adjustment. There is no amortization of the LANDesk deferred revenue purchase accounting adjustment in the first quarter of 2008, as it was fully amortized by the end of the third quarter of 2007. Had we not acquired LANDesk, the $781,000 represents the portion of deferred revenue existing at the acquisition date (August 31, 2006) that LANDesk would have recognized as earned during the first quarter of 2007.

Gross Profit and Margin

Our total gross profit was $94.1 million for the first quarter of 2008 compared to $84.7 million for the same quarter in 2007. The increase in gross profit was attributable to the overall increase in revenue, heavily weighted by the higher margin LANDesk revenue, which grew by 22% compared to the first quarter of 2007.

Gross margin increased from 63.2% in the first quarter of 2007 to 66.6% in the first quarter of 2008 due to the combination of an increase in revenue from our LANDesk products, which have much higher overall gross margins, combined with slight improvement in margins of our Management Systems products. LANDesk accounted for 21% and 18% of our revenue in the first quarter of 2008 and 2007, respectively. The improved gross margin for Management Systems was a result of product mix changes and a reduction in the excess and obsolete inventory provision, compared to that of prior year.

Operating Expenses

Research and Development (R&D) costs during the first quarter of 2008 were $22.4 million and represented 15.8% of sales. This compares to $19.8 million, or 14.8% of sales, for the first quarter of 2007. The increase in R&D expense is primarily attributable to the impact of our continued investments in targeted integrated R&D projects, including the Avocent Management Platform, real-time visualization and power management, which leverage the technology of both Management Systems and LANDesk. The success of these projects should serve to expand our markets and enhance existing products. Our first quarter R&D expenditures were slightly higher than our fourth quarter 2007 expenditures of $21.7 million and were in line with our expectations for the quarter. We are investing in certain new product development activities and will continue to do so throughout 2008 with the additional costs partially offset by rebalancing resources from more mature product lines.

Selling, General and Administrative (SG&A) expenses were $52.4 million, or 37.1% of sales, during the first quarter of 2008. This compares to $46.3 million, or 34.6% of sales, for the first quarter of 2007, with the increase primarily attributable to higher sales commissions as a result of higher bookings of new product sales at LANDesk and increased legal expenses incurred in association with various patent and other legal cases. Our first quarter SG&A expenses were in line with our expectations for the quarter and were relatively consistent with the $52.0 million of SG&A expense in the fourth quarter of 2007.

In addition to the above mentioned operating expenses, we incurred $2.4 million in non-recurring retirement and restructuring charges for the quarter, exclusive of $615,000 in non-cash stock compensation expense. We incurred severance charges related to the termination of certain R&D activities and retirement costs for our former CEO.

Our first quarter 2008 operating profit decreased $1.6 million compared to the first quarter of 2007 and $11.7 million from the fourth quarter of 2007, to $17.0 million. This resulted in an operating margin of 12% for the first quarter of 2008, inclusive of the previously mentioned retirement and restructuring charges. Excluding these retirement and restructuring charges, operating profit increased by approximately $800,000 to $19.4 million compared with the $18.6 million for the same period in 2007. This increase from that of the same period last year was due to increased revenues, offset somewhat with increased spending in targeted engineering and marketing programs as described previously.

Other Income (Expense) Items

Other income and expense netted to an expense of $486,000 for the first quarter of 2008. This compares to $1.7 million in net other expense in the first quarter of 2007. The decrease in net other expense was a result of a $356,000 decline in interest expense from the first quarter of 2007 to the first quarter of 2008 due to both lower borrowings outstanding and lower interest rates and an increase in net foreign currency translation gains (due primarily to the weakening US dollar) of approximately $680,000.

Our operational effective tax rate for the first quarter of 2008 was 23.3% compared to 25% for the first quarter of 2007. The mix of pretax profit among our United States and foreign based companies affects the tax rate. In addition, as a result of making certain tax elections earlier in the year related to the purchase of LANDesk, we have tax deductible goodwill. These deductions are taken over a 15 year period. We have included the benefit from the tax deductible goodwill amortization as part of our operational income tax expense. (Goodwill is not amortized under GAAP.)

Operational net income (before the effects of intangible asset amortization and stock-based compensation) was $12.7 mi1lion or 9% of sales for the first quarter of 2008. Excluding the restructuring and retirement charges, operational net income was $14.4 million or 10.2% of sales for the quarter. This compares to $12.7 million for the first quarter of 2007.

We used approximately $63 million and $51 million of cash during the first quarter of 2008 and fourth quarter of 2007, respectively, for our share repurchase program. We repurchased approximately 4 million shares during the first quarter of 2008. Together with the 2 million shares we repurchased in the fourth quarter of 2007, we have repurchased 6 million shares, or 12%, of the common stock we had outstanding at the beginning of Q4 2007. Our diluted weighted average shares outstanding declined to 46.6 million for Q1 2008. The actual number of shares outstanding at March 28, 2008 was 44.8 million.

Operational earnings per share (before the effects of intangible amortization and stock-based compensation) amounted to 27 cents per diluted share for the first quarter of 2008 versus 25 cents for the first quarter of 2007. Excluding the retirement and restructuring one time charges mentioned previously, our first quarter 2008 operating earnings per share approximated 31 cents.

Operating profit from Management Systems totaled $26.4 million in the first quarter of 2008, compared with $25.9 million in the first quarter of 2007. LANDesk contributed approximately $610,000 in operating profit for the first quarter of 2008 compared to a loss of approximately $541,000 in the first quarter of 2007. Operating losses from our emerging businesses decreased to $1.1 million in the first quarter of 2008 from $3.1 million in the first quarter of 2007, primarily due to the dissolution of Desktop Solutions in January 2008.

Stock-based compensation increased from $3.7 million in the first quarter 2007 to $4.6 million in the first quarter of 2007, primarily as a result of the $615,000 of additional stock compensation associated with the retirement of our former CEO. Intangible amortization decreased from $11.6 million in the first quarter of 2007 to $10.3 million in the first quarter of 2008 primarily as a result of certain acquired intangibles from the OSA acquisition becoming fully amortized by the end of 2007. Earnings per share, on a GAAP basis, increased from $0.01 in the first quarter of 2007 to $0.02 a share in the first quarter of 2008 as a result of the factors mentioned previously.

Cash Flow and Balance Sheet Items

At the end of the fourth quarter of 2007, we had approximately $98 million in cash and investments. Cash flow from operations was approximately $5 million for the first quarter of 2008. The first quarter cash flow from operations was impacted by the payment of over $6 million related to settling previously accrued federal income tax matters and the payment of employee bonuses accrued in 2007.

Our net accounts receivable balance decreased approximately $3 million from December 31, 2007. The decline in A/R was achieved despite strong sales at the end of the first quarter, primarily as a result of continued emphasis on cash collection improvements across all locations. As a result of our cash collection efforts, our Days Sales Outstanding declined from 74 days at the end of the first quarter of 2007 to 69 days at the end of first quarter of 2008.

Our inventory turns increased to 5.7 during the first quarter of 2008 compared to 4.6 in the first quarter 2007, primarily as a result of the higher revenue experienced in the first quarter of 2008 as compared to the first quarter of 2007, combined with our efforts to maintain lower net inventory levels, which declined by almost $10 million from March 30, 2007.

During the quarter, we invested approximately $2.1 million for capital expenditures while depreciation was approximately $2.6 million for the quarter.

The balance outstanding on our line of credit increased to $140 million primarily to partially fund our continued purchases of shares under our repurchase program.

During the first quarter, we purchased approximately 4 million shares of Avocent stock at a cost of $63.0 million. As of the end of the first quarter of 2008, approximately 2.3 million more shares may be repurchased under our program.

Q2 2008 Expectations

Due to significant ongoing economic uncertainties, especially in the U.S., and industry forecasts of slower growth in new server and professional PC shipments, we anticipate revenues will be in the range of $150 to $154 million. At the midpoint, this would represent sequential growth of 7.5%.

We anticipate gross margins to be within a range of approximately 65% to 66% during the second quarter of 2008. Additionally, we expect operating expenses to be within a range of approximately $74 to $76 million during the second quarter of 2008 and include continued investments in targeted R&D and Marketing. We will continue to evaluate our balance of resources as compared with Company priorities and this could potentially result in additional realignment charges throughout the second quarter and into the remainder of 2008 but we do not anticipate any such costs to be as significant as those experienced in the first quarter 2008.

Based on the shares repurchased through Q1 2008, we expect our diluted weighted average shares to be between 45 million and 45.5 million in Q2 2008, with a resulting weighted average earnings per share between 39 and 43 cents per share.

The previous amounts exclude stock-based compensation and intangible asset amortization. During the second quarter of 2008, we expect to have approximately $5 million of pre-tax stock compensation expense and approximately $11 million of pre-tax intangible asset amortization.

We may continue to buy back shares throughout the second quarter of 2008, dependent on share price levels.

Forward-Looking Statements

This commentary contains statements that are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. These include statements regarding general economic conditions, slower growth shipments of new server units and professional PCs, our product development activities, plans, and new product introductions, and our projected ranges of revenue, gross margins, operating expenses including investments in R&D and targeted markets and possible realignment charges, the number of fully diluted weighted average shares outstanding, pre-tax stock compensation expense, intangible asset amortization and operational earnings per share for the second quarter of 2008. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made, including the risks associated with general economic conditions, risks attributable to future product demand, sales, and expenses, risks associated with reliance on a limited number of customers, component suppliers, and single source components, risks associated with acquisitions and acquisition integration, risks associated with product design efforts and the introduction of new products and technologies, and risks associated with obtaining and protecting intellectual property rights. Other factors that could cause operating and financial results to differ are described in our annual report on Form 10-K filed with the Securities and Exchange Commission on February 21, 2008. Other risks may be detailed from time to time in reports to be filed with the SEC. Avocent does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.